Exhibit 99.1

Xtant Medical Announces Fourth Quarter and Full Year 2020 Financial Results

BELGRADE, MT, February 24, 2021 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today reported financial and operating results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights:

●	Revenue for the fourth quarter of 2020 totaled $14.0 million, compared to $17.0 million for the prior-year period
●	Operating expenses in the fourth quarter of 2020 totaled $8.7 million, compared to $11.7 million for the prior-year period
●	Income from operations totaled $0.2 million, compared to an operating loss of $0.3 million for the prior-year period
●	Net loss incurred in the fourth quarter of 2020 totaled $0.7 million, compared to a net loss of $1.6 million for the prior-year period
●	Non-GAAP Adjusted EBITDA for the fourth quarter of 2020 totaled $1.1 million, compared to $1.2 million for the prior-year period

“Highlighted by consecutive quarters of positive operating income in the second half of 2020, we are pleased with our progress despite the significant impact COVID-19 had on elective procedures in our largest markets,” said Sean Browne, President and CEO. “In response to the pandemic, we took aggressive steps to align our business with the changing market environment and reduce our costs. These actions, when combined with our successful 2020 debt restructuring and recently announced $20 million private placement, provide us with positive momentum as we enter 2021.”

Fourth Quarter and Full Year 2020 Financial Results

Fourth quarter 2020 revenue was $14.0 million, compared to $17.0 million for the same period in 2019. Full year 2020 revenue was $53.3 million, compared to $64.7 million for 2019. The decline in revenue for both periods was largely attributed to the impact of COVID-19 and sudden drop in elective procedures that began in early March 2020. Elective procedures have recovered to some extent in the second half of 2020, partially offsetting this impact.

Gross profit for the fourth quarter of 2020 was 64.1%, compared to 67.3% for the same period in 2019 and was 64.5% for 2020, compared to 65.7% in 2019. These reductions in gross profit were primarily attributable to diminished economies of scale, partially offset by reduced depreciation expense.

Operating expenses for the fourth quarter of 2020 totaled $8.7 million, compared to $11.7 million for the fourth quarter of 2019, and were $35.1 million in 2020 compared to $44.8 million in 2019. These decreases were primarily the result of reduced sales commissions due to lower sales, and lower levels of salaries and wages, legal and consulting fees, executive recruiting fees, marketing-related costs and research and development expenses, in each case compared to the prior-year period.

Fourth quarter 2020 net loss totaled $0.7 million, or $0.01 per share, compared to the fourth quarter 2019 net loss of $1.6 million, or $0.12 per share. Net loss for 2020 was $7.0 million, or $0.25 per share, compared to $8.2 million, or $0.62 per share, in 2019.

Non-GAAP Adjusted EBITDA for the fourth quarter of 2020 totaled $1.1 million, compared to $1.2 million for the same period in 2019. Non-GAAP Adjusted EBITDA for 2020 totaled $3.9 million, compared to $3.9 million for 2019. The Company defines Adjusted EBITDA as net income/loss from operations before depreciation, amortization and interest expense and provision for income taxes, and as further adjusted to add back in or exclude, as applicable, non-cash special charges, provision for losses on inventory and accounts receivable, non-cash compensation, change in warrant derivative liability, separation related expenses, field action expenses and litigation reserves. A calculation and reconciliation of Adjusted EBITDA to net loss can be found in the attached financial tables.

Private Placement

As previously announced, on February 22, 2021, the Company entered into a securities purchase agreement with a single healthcare-focused institutional investor pursuant to which the Company agreed to issue 8,888,890 shares of common stock at a purchase price of $2.25 per share, and warrants to purchase up to 6,666,668 shares of our common stock at an exercise price of $2.25 per share, in a private placement. The closing of the private placement is expected to occur on February 24, 2021, subject to the satisfaction of customary closing conditions. The Company expects to receive net proceeds of approximately $18.4 million, after deducting fees and other estimated offering expenses, and expects to use the net proceeds for working capital and other general corporate purposes.

Conference Call

Xtant Medical will host a webcast and conference call to discuss the fourth quarter 2020 financial results on Wednesday, February 24, 2021 at 9:00 AM ET. To access the webcast, Click Here. To access the conference call, dial 877-407-6184 within the U.S. or 201-389-0877 outside the U.S. A replay of the call will be available at www.xtantmedical.com, under “Investor Info.”

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant people are dedicated and talented, operating with the highest integrity to serve our customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release, including Adjusted EBITDA. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses the non-GAAP measures in this release internally for evaluation of the performance of the business, including the allocation of resources. Investors should consider non-GAAP financial measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “intends,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ “continue,” “future,” ‘‘will,’’ “potential,” “going forward,” similar expressions or the negative thereof, and the use of future dates. Forward-looking statements in this release include the Company’s belief that it has positive momentum entering 2021 and its expectations regarding the timing of closing and use of net proceeds for its pending private placement. The Company cautions that its forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: risks associated with the private placement; the effect of the COVID-19 pandemic on the Company’s business, operating results and financial condition; the Company’s future operating results and financial performance; the ability to increase or maintain revenue; the ability to remain competitive; the ability to innovate and develop new products; the ability to engage and retain qualified personnel; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals and comply with government regulations; the effect of product liability claims and other litigation to which the Company may be subject; the effect of product recalls and defects; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; the ability to service Company debt, comply with its debt covenants and access additional indebtedness; the ability to obtain additional financing on favorable terms or at all; and other factors. Additional risk factors are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (SEC) on February 24, 2021 and subsequent SEC filings by the Company. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: dcarey@finnpartners.com

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value)

	As of December 31, 2020	As of December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$2,341	$5,237
Trade accounts receivable, net of allowance for credit losses of $653 and doubtful accounts of $500, respectively	6,880	10,124
Inventories	21,408	16,101
Prepaid and other current assets	736	784
Total current assets	31,365	32,246

Property and equipment, net	4,347	4,695
Right-of -use asset, net	1,690	2,100
Goodwill	3,205	3,205
Intangible assets, net	457	515
Other assets	402	394
Total Assets	$41,466	$43,155

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,289	$2,188
Accrued liabilities	6,120	6,632
Current portion of lease liability	423	394
Finance lease obiligations	20	176
Current portion of long-term debt	16,797	-
Total current liabilities	25,649	9,390
Long-term Liabilities:
Lease liability, less current portion	1,303	1,726
Long-term debt, plus premium and less issuance costs	-	76,244
Total Liabilities	26,952	87,360

Stockholders’ Equity (Deficit)
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.000001 par value; 300,000,000 shares authorized; 77,573,680 shares issued and outstanding as of December 31, 2020 and 75,000,000 shares authorized; 13,161,762 shares issued and outstanding as of December 31, 2019	-	-
Additional paid-in capital	244,850	179,061
Accumulated deficit	(230,336)	(223,266)
Total Stockholders’ Equity (Deficit)	14,514	(44,205)

Total Liabilities & Stockholders’ Equity (Deficit)	$41,466	$43,155

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except number of shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue
Orthopedic product sales	$13,981	$16,942	$53,188	$64,516
Other revenue	34	22	149	166
Total revenue	14,015	16,964	53,337	64,682

Cost of sales	5,032	5,553	18,945	22,166
Gross profit	8,983	11,411	34,392	42,516

Gross profit %	64.1%	67.3%	64.5%	65.7%

Operating expenses
General and administrative	3,210	4,478	13,503	17,344
Sales and marketing	5,405	6,994	20,983	26,493
Research and development	128	257	657	932
Total operating expenses	8,743	11,729	35,143	44,769

Income (Loss) from operations	240	(318)	(751)	(2,253)

Other income (expense)
Interest expense	(718)	(1,268)	(5,976)	(5,772)
Other income (expense)	-	11	-	(98)
Total Other Expense	(718)	(1,257)	(5,976)	(5,870)
Net Loss Before Provision for Income Taxes	(478)	(1,575)	(6,727)	(8,123)

Provision for income taxes
Current and deferred	(229)	(30)	(296)	(98)
Net Loss	$(707)	$(1,605)	$(7,023)	$(8,221)

Net loss per share:
Basic	$(0.01)	$(0.12)	$(0.25)	$(0.62)
Dilutive	$(0.01)	$(0.12)	$(0.25)	$(0.62)

Shares used in the computation:
Basic	74,508,626	13,161,762	28,499,847	13,163,931
Dilutive	74,508,626	13,161,762	28,499,847	13,163,931

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Twelve Months Ended December 31,
	2020	2019
Operating activities:
Net loss	$(7,023)	$(8,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,079	3,143
Gain on disposal of fixed assets	(369)	(61)
Non-cash interest	5,963	5,726
Non-cash rent expense	16	20
Stock-based compensation	1,084	515
Provision for reserve on accounts receivable	307	513
Provision for excess and obsolete inventory	485	509

Changes in operating assets and liabilities:
Accounts receivable	2,890	(647)
Inventories	(5,792)	692
Prepaid and other assets	40	204
Accounts payable	101	(4,278)
Accrued liabilities	(512)	1,472
Net cash used in operating activities	(731)	(413)

Investing activities:
Purchases of property and equipment	(1,545)	(879)
Proceeds from sale of fixed assets	241	335
Net cash used in investing activities	(1,304)	(544)

Financing activities:
Payments on financing leases	(156)	(455)
Payments on long-term debt	(315)	-
Costs associated with debt restructuring	(1,058)	-
Proceeds from issuance of common stock, net of issuance costs	620
Proceeds from exercise of common stock warrants	48
Costs associated with Second Amended and Restated Credit Agreement	-	(148)
Net cash used in financing activities	(861)	(603)

Net change in cash and cash equivalents	(2,896)	(1,560)
Cash and cash equivalents at beginning of period	5,237	6,797
Cash and cash equivalents at end of period	$2,341	$5,237

XTANT MEDICAL HOLDINGS, INC.

CALCULATION OF NON-GAAP CONSOLIDATED EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net Loss	$(707)	$(1,605)	$(7,023)	$(8,221)

Other expense	1	-	7	101
Depreciation and amortization	718	807	2,079	3,145
Interest expense	421	1,268	5,976	5,772
Tax expense	229	30	296	98
Non-GAAP EBITDA	662	500	1,335	895

Non-GAAP EBITDA/Total revenue	4.7%	2.9%	2.5%	1.4%

NON-GAAP ADJUSTED EBITDA CALCULATION
Provision for losses on accounts receivable	11	60	307	514
Provision for excess and obsolete inventory	55	(8)	485	509
Non-cash compensation	358	259	1,084	515
Change in warrant derivative liability	-	(11)	(7)	(2)
Separation-related expenses	-	-	698	-
Field action expenses	-	253	-	560
Litigation reserve	-	119	5	919
Non-GAAP Adjusted EBITDA	$1,086	$1,172	$3,907	$3,910

Non-GAAP Adjusted EBITDA/Total revenue	7.7%	6.9%	7.3%	6.0%